Exhibit 10.2

LIMITED LICENSE AGREEMENT

This Agreement is entered into by and between ZIVO Bioscience, Inc., a Nevada corporation (“ZIVO”) whose address is 2804 Orchard Lake Road, Suite 202 Keego Harbor, MI 48320 and NutriQuest, LLC, an Iowa limited liability company (“NutriQuest”) whose address is 3782 9th Street South West, Mason City, IA 50401.

WHEREAS, on or about November 28, 2016 the parties entered into a conditional Letter of Intent in connection with a proposed limited exclusive license agreement and the parties now desire to enter this Limited License Agreement (the “Agreement”) to set forth the definitive terms and conditions for said exclusive license agreement.

NOW THEREFORE, in consideration of the above recital and the mutual covenants and the agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agrees as follows:

1. Limited License. ZIVO grants to NutriQuest a limited, exclusive license to market, distribute sell and collect the sales proceeds in all ZIVO’s nutrition, feed additive and supplementation applications naturally-derived algal biomass (“Biomass”) and extraction products (collectively the “Products”) for oral administration in livestock and/or poultry species. Said license shall specifically exclude ZIVO’s proprietary isolated bioactive compounds or their isoforms, or any synthetics homologs or isoforms derived thereof (the “Excluded Products”). The license shall further specifically exclude any rights with respect to pet foods, aquaculture, or any medicinal or therapeutic uses or derivations in humans, pet foods or aquaculture.

2. Term. This Agreement remains in force for the entire useful life of the Products, provided the mutually agreed performance and sales minimums are achieved and maintained by NutriQuest and the product volumes delivered and quality standards are achieved and maintained by ZIVO (the “Standards”). The initial Standards for the parties are set forth on Exhibit “A” attached hereto. These Standards will be re-reviewed and mutually agreed upon annually, in writing, within 30 days of the start of each calendar year. In the event that the parties are unable to agree on such standards at any time, this Agreement will be terminated and ZIVO will pay a termination fee to NutriQuest calculated as follows: 3 times NutriQuest’s 50% share of Gross Profit (as defined in Section 4 below) for the most recent 12-month annualized period.

3. Performance.

3.1 NutriQuest Non-Performance. If NutriQuest is unable to meet the mutually agreeable performance and sales minimums, ZIVO can, at its sole discretion, offer a buyout of the exclusive license granted herein within 60 days. The buy-out price shall be calculated as follows: 3 times NutriQuest’s 50% share of Gross Profit (as defined in Section 4 below) for the most recent 12-month annualized period, in total, or by country or region where such expectations have not been met. If the buy-out is by country or region, then ZIVO’s buy-out of the exclusive license granted herein shall only apply to such country or region and ZIVO’s exclusive license granted to NutriQuest shall continue to all remaining countries and regions. Nothing herein shall prevent ZIVO from terminating the entire Agreement subject to the termination fee described herein.

ZIVO shall pay the termination fee in whole within 90 days of the effective termination date with interest accruing on the unpaid principal balance at the applicable federal short term rate.

3.2 ZIVO Non-Performance. In the event ZIVO is unable to supply NutriQuest with the Products or ZIVO has failed to pay the termination fee in the 90-day payment period stated in Section 3.1 above, for a period of 30 days, NutriQuest shall have the option, to require ZIVO to provide NutriQuest, within 45 days of written request, with all the necessary technology, know-how, production and processing agreements, in order that NutriQuest can manufacture its own supply of the Product. In such event, NutriQuest shall not obtain, in any manner, any ownership interest, claim or right to ZIVO’s intellectual property associated, directly or indirectly with the manufacture of the Product. NutriQuest further agrees to return to ZIVO all such technology, know-how, production and processing agreements within 30 days after the termination of this Agreement. Once production resumes, ZIVO will be paid a reduced 8% allocation of the Gross Profit for the term of this Agreement.

3.3 Brand. The NutriQuest brand will apply to and be sold as such brand for any Product under this exclusive license Agreement. Subject to compliance with applicable laws and regulations, logos and packaging design for any Products will include Product names as determined by NutriQuest. All Products shall be packaged and labeled according to NutriQuest’s specifications. Marketing materials, including but not limited to, catalogs, advertising campaigns, brochures, mini-CD’ s/DVD’ s, literature, PowerPoint presentations, web site content and trade-show banners, to assist NutriQuest in marketing, promoting, selling and distributing any Products will be the sole responsibility of NutriQuest.

3.4 Intellectual Property. In conjunction with Section 8.5, nothing provided herein shall constitute a transfer of ownership of one party’s intellectual property (“IP”, further defined below) to the other party. Any IP developed through the performance of the Agreement, irrespective of possession of such IP, shall be owned solely by the developing party. In the event that IP is jointly developed, it shall be jointly and equally owned by the parties.

3.5 Intellectual Property Defined. Hereinafter “IP”, shall, without limitation, mean all rights, worldwide, both statutory and non-statutory , which are available to protect discoveries, ideas, concepts, designs, inventions (e.g., compositions of matter, machines, processes, formulae, methods of doing business), industrial designs, improvements, mask works, works of authorship (e.g., source code, object code, computer programs and associated documentation, drawings, flow charts, schematics and other works subject to copyright, design right or other like protection), trade secrets, and other intellectual property of any kind, against unauthorized manufacture, use, sale, offer for sale, leasing, copying, distribution , importation , preparation of derivative works, or disclosure by persons other than the owner or authorized user thereof, including, without limitation: U.S. and foreign patents, utility models, inventor certificates, registered designs, mask works, and applications for securing such rights and all rights therein (“Patent Rights”); copyrights, copyright registrations and applications for securing copyright registrations; all trademarks, service marks, logos, designs, or trade names, or other indicia of origin developed; and/or all other rights available to prevent the unlawful use or disclosure of trade secrets and other confidential information.

3.6 Joint and Equal Ownership. Subject to Section 3.4 with respect to each Party’s continuing ownership of their respective IP; all IP associated with any advancements, developments, improvements, and/or modifications to the Product shall be jointly and equally owned by the Parties. Such ownership shall be subject to the rights of the respective Parties as set forth herein.

3.7 Restrictions on IP. Notwithstanding the Parties’ joint and equal ownership of IP, neither Party will (nor shall they have the right to), either directly or through others, make, use, sell, license (or sublicense), continue development, improve upon or otherwise commercialize any jointly owned IP other than as to license rights expressly stated herein or in any separate commercial agreement specifically contemplated hereby or as otherwise expressly approved in writing by both of the Parties.

4. Compensation.

“Gross Profit” means, for a Product and for a particular period of time, the gross monies or the monetary equivalent of all other consideration in any form actually received by NutriQuest for the sale of such Product, whether or not invoiced, billed by or due to NutriQuest; less (i) credits or refunds, not exceeding the original billing or invoice amount; (ii) delivery expenses, (iii) discounts for quantity or “ bundled” purchases, cash payments, prompt payments, wholesalers, and distributors; (iv) taxes, including sales, use, excise, import, export, and other taxes or duties (excluding taxes on income), separately billed or invoiced, and borne by NutriQuest, imposed by a government agency with the authority to do so on such sale and (v) ZIVO full absorption inventory cost, calculated in accordance with generally accepted accounting principles (“GAAP Inventory Cost”) determined on a calendar quarter basis by ZIVO and reported to NutriQuest. NutriQuest shall earn a minimum GP of no less than $1,250 per metric ton.

4.1 Gross Profit Split NutriQuest shall market, distribute and collect revenues from the Biomass/Products’ sales. The Gross Profit shall be equally shared by the parties (50/50 basis) effectively creating a royalty paid by NutriQuest to ZIVO. Such royalties shall be paid by NutriQuest to ZIVO on a monthly basis and by the 10th day of the month following the month upon which the sales were generated. Within 30 days of the end of each calendar quarter, the amount of Gross Profit and applicable profit sharing percentages shall be recomputed based on actual results with any settlement of total adjusted monthly gross profit to be paid by the overcompensated Party to the undercompensated party within 10 days of the parties’ agreement on such recomputation.

4.2 Excluded Product. Should an Excluded Product developed by ZIVO, or derived from intellectual property licensed by ZIVO to others (“Competitive Product’), enter the animal nutrition market, in the event that ZIVO elects not to work with NutriQuest under the terms of this Agreement with such Competitive Product, NutriQuest shall have the right to exercise one of the following options, in its sole discretion within 60 days after ZIVO’s notification to NutriQuest of the Excluded Product entering the animal nutrition market. If NutriQuest first exercises the Market Adjustment Option, it may at any later date exercise the Put Option. Only one option may be exercised at any one time and once a Put Option is exercised the other options are terminated:

a. Market Adjustment Option: ZIVO shall pay NutriQuest a market adjustment that is equal to 15% of the Gross Profit earned by ZIVO on the Competitive Product once that product enters the animal nutrition market.

b. Put Option: ZIVO shall grant NutriQuest an option (the “Put Option”) that, if exercised, terminates this Agreement and requires ZIVO to pay NutriQuest a termination fee equal to 3 times NutriQuest’s 50% portion of the highest annualized Gross Profit achieved by NutriQuest in any preceding 12 consecutive month period since inception of sales pursuant to this Agreement. ZIVO shall execute a nonsecured promissory note to pay NutriQuest said termination fee in six equal consecutive monthly installments commencing 30 days after the effective termination date of this Agreement with interest accruing on the unpaid principal balance at the applicable federal short term rate in effect as of the date of the promissory note. If any of the six installments equals less than $100,000 the payment terms shall be calculated as (amount of termination payment) divided by ($100,000) and rounded down to nearest whole number to equal the number of monthly payments. As an example, if the termination fee is $350,000 the monthly payments shall equal $350,000 /$100,000 equals 3.5 rounded down to 3 consecutive equal monthly payments of $116,666.67 each.

If the Put Option is exercised and consummated, NutriQuest can, in its sole discretion, continue to market the Products on a non-exclusive basis under mutually agreeable terms determined by the parties if ZIVO continues to furnish the Products or is in the position to continue to furnish the Products.

4.3 Records and Audit. Each Party agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the manufacture, storage, sale and distribution of the Products and to permit the other to review such records to the extent necessary to determine compliance with such Party’s obligations under this Agreement. Each Party shall have the annual right to audit, itself or via its appointed agent, the other Party’s accounting records to confirm the accuracy of any payments due under this Agreement. Each Party shall provide access to the other Party or its appointed agent for this purpose within thirty (30) calendar days of a written request. Any discrepancy found under the terms of this Agreement shall be corrected by a payment within fifteen (15) calendar days, including interest based on the prevailing prime rate of interest, calculated from the time that such underpayment occurred through the date that the discrepancy is paid for. If a discrepancy of five percent (5%) or more of any payments are found, the fees of the appointed agent shall be paid by the Party where the discrepancy occurred. Each Party agrees to keep as confidential all of the other Party’ s records disclosed in such audit.

4.4 No Sharing of Losses. As the Parties are not partners, joint venturers or anything similar thereto, each Party shall be solely responsible for its own losses, if any, incurred under this Agreement.

4.5 Warrants. At the signing of this Agreement NutriQuest will be issued warrants equal to 0.50% of the outstanding shares of ZIVO. Such warrants shall have a strike price 10% over current share price and a five-year exercise period. Upon completion of the exercise period the warrants shall expire. All payments upon exercise of the warrants shall be in a lump sum and immediately due with the notice of the warrant exercise.

5. Territory. NutriQuest’s territory under this Agreement shall be the entire world (“Territory”) provided the mutually agreeable performance and sales minimums (Exhibit “l”) are achieved by NutriQuest and both parties can successfully meet regulatory requirements outside the US.

6. ZIVO Responsibilities. ZIVO agrees and is responsible for:

a. growing and processing of the Products and supplying and selling the Product to NutriQuest at ZIVO’s cost (whether produced by ZIVO directly or through others). ZIVO shall have the right to out-source or assign this obligation to a third party, provided that ZIVO will cause the third party to comply with the same quality and manufacturing standards to produce the Product and use the same technical specifications for the third party as if ZIVO had manufactured the Product itself.

b. pursuing regulatory approval on the Products to obtain US GRAS status to NutriQuest’s satisfaction and EU EFSA approval if both NutriQuest and ZIVO agree that such regulatory approvals are warranted.

c. completing a total of three discovery research trials, which may be swine or poultry based, with assistance from NutriQuest in designing the trials and sourcing research facility space.

d. reasonably providing technical knowledge to support and enhance NutriQuest efforts under this Agreement.

e. applying for and prosecuting patent applications including paying all fees associated therewith.

f. pursuing enforcement activities against any third party who infringes upon patent rights on a Product.

7. NutriQuest Responsibilities. NutriQuest agrees and is responsible for:

a. consulting with ZIVO during their regulatory phase to advise on safety and efficacy trials and review results.

b. consulting with ZIVO on processing of the Products into usable forms for applicable markets.

c. completing a total of three discovery research trials, which may be swine or poultry based in NutriQuest’s facilities, at its cost.

d. completing all additional research necessary to establish value proposition, enhance marketability and application of Products in the Territory.

e. providing all necessary technical service, sales and support to the market for the Products.

f. directing all necessary sales, marketing, branding, communication, advertising and promotion efforts of the Products in the Territory.

g. invoicing, credit and collections for Product sales in the Territory.

h. obtaining all necessary country registrations for the Products in each geography NutriQuest deems worthwhile other than US GRAS and EU EFSA approval, the latter shall be the responsibility of ZIVO.

i. informing ZIVO of all known or suspected infringements, unauthorized use or other interference with ZIVO’s IP.

8. Confidentiality

8.1 Treatment. The Receiving Party will treat the Confidential Information of the other party as strictly confidential and proprietary, and will safeguard its confidential and proprietary nature with at least the same degree of care as it holds its own confidential or proprietary information. Neither party will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of the Confidential Information. The receiving party may use the Confidential Information only in connection with fulfilling its obligations under this Agreement and for no other purpose whatsoever. The receiving party will not use the Confidential Information for its personal benefit of itself or for the benefit of any third party.

8.2 Forced Disclosure. If the receiving party is requested or required to disclose the Confidential Information or the substance of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement under applicable law, the receiving party will give the disclosing party prompt notice of such request so that the disclosing party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement. If the disclosing party seeks a protective order or other remedy, the receiving party, at disclosing party’s expense, shall promptly cooperate with and reasonably assist the disclosing party in such efforts.

8.3. Internal Disclosure. Each party acknowledges and agrees that it will only disclose the Confidential Information of the other party to its employees, consultants, associates, lab technicians and any and all contractors or subcontractors (collectively “Agents”) who need such Confidential Information to perform the party’s obligations under this Agreement and that these Agents shall be under the same obligation with respect to the Confidential Information as the receiving party.

8.4 Announcements. Neither Party shall issue any public statements, press releases, general advertisements or promotional materials using the name of the other Party without the written consent of the other Party. In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law.

8.5 No Transfer. Neither this Agreement, nor either party’s performance under it, will be assigned, transferred or conveyed in any manner to a third party, or create in any third party, any proprietary right, title, interest or claim in or to any of the disclosing party’s Confidential Information.

9. Miscellaneous.

9.1 Choice of Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

9.2 Meeting of Chief Executive Officers. The Parties shall attempt to settle amicably any dispute or difference of any kind whatsoever, arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Agreement. If the Parties do not promptly do so, such dispute or difference shall be referred to the Parties’ respective principal or chief executive officer(s) (a “CEO”, or designees), who shall meet together with a view to resolving the same within a period of not more than fifteen (15) days from the date of the submission. Referral of a dispute to the Parties’ respective CEOs (or designees) shall be a condition precedent of instituting the mediation process.

9.2.1 Mediation. If the Parties’ respective CEOs are unable to resolve such dispute or difference within such fifteen (15) day period, the Parties agree to submit the dispute to a mutually agreeable third party who will assist in mediating the dispute to a satisfactory resolution and to conclude such private mediation within thirty (30) days of the filing by a Party of a request for such mediation. The mediation process may be invoked by any Party on written request and shall not be construed to constitute an admission against interest of the Party requesting mediation. Any mediation shall be confidential and non-binding on the Parties and no statements made or information exchanged during mediation will be admissible in any future legal or arbitration proceedings without the written consent of the Parties. If the dispute involves NutriQuest’s obligations under the Agreement, mediation shall take place in Mason City, Iowa; if the dispute involves ZIVO’s obligations under the Agreement mediation shall take place in Keego Harbor, Michigan. The Parties may mutually agree to conduct mediation at another location. Each Party will pay its own costs, plus an equal share of the costs of the mediator and the mediation facilities.

9.2.2 Arbitration. If a dispute between the Parties to this Agreement cannot be resolved by mediation within thirty (30) days as agreed to above, then the Parties shall submit any remaining dispute or difference of any kind between or among the Parties, arising out of in connection with this Agreement during its performance or after termination shall be referred to arbitration in accordance with the Commercial Rules of the American Arbitration Association. Any decision rendered shall be final and binding on the Parties. The arbitration shall be concluded within thirty (30) days of the filing by a Party of a request for such arbitration. If the dispute is initiated by ZIVO, arbitration shall take place in Mason City, Iowa; if initiated by NutriQuest, arbitration shall take place in Keego Harbor, Michigan; or at such other location as the Parties may agree. Costs of arbitration, including attorneys’ fees, shall be awarded by the arbitrators, as they deem equitable. Any award rendered by the arbitrators shall be final, and judgment may be entered thereon in any court having jurisdiction of the Parties, provided, however, that nothing herein shall be construed to confer upon such court authority or jurisdiction to inquire into or review the award on its merits. Except by written consent of the Parties to the arbitration, no one shall be included in the arbitration by consolidation, joinder or otherwise unless they are a Party to this Agreement, unless such third-party consents in writing. This Agreement is subject to the Federal Arbitration Act, 9 U.S.C. § 1-16.

9.2.3 Litigation. After signing this Agreement, each Party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision). Notwithstanding the foregoing, in the event a Party asserts that it is suffering from an irreparable harm during such dispute resolution process, such party may, in addition to pursuing its other remedies, obtain such equitable and injunctive relief (including, but not limited to, preliminary and permanent injunctions) from any court of competent jurisdiction, as may be necessary to enjoin any violation causing the irreparable harm and no bond or other security shall be required to obtain such relief.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes any prior representations or statements, whether written or oral; no representation, warranty, affirmation of fact, promise, or other statement not specifically in this Agreement set forth will not be binding on any of the parties.

9.4 Anti-Disparagement. The Parties agree that in promoting their services neither Party shall disparage the other Party’s services and/or Products.

9.5 Freedom to Operate. Nothing herein shall limit NutriQuest’s right to distribute, including without limitation all technologies or products which NutriQuest has or shall acquire, license, or otherwise obtain, provided that such products and technologies do not violate the terms of this Agreement.

9.6 Insurance. During the Term, at ZIVO’s sole cost and expense, ZIVO shall procure and maintain commercial general liability insurance with an insurance company of national reputation naming NutriQuest as an additional insured. The insurance policy or policies will include: (i) product liability coverage; (ii) complete operations coverage; and (iii) contractual liability coverage with limits of liability for each type of coverage of not less than two million five hundred thousand dollars ($2,500,000) per occurrence or four million dollars ($4,000,000) in the aggregate. Within ten (10) business days of the Effective Date, ZIVO shall provide to NQ evidence of insurance policy(ies) meeting the requirements of this Section 9.5.

9.7 Waiver. This Agreement may not be modified, amended, changed, or altered in any respect unless done so in a writing signed by all of the parties and is binding on, and will inure to the benefit of, the parties and their respective successors, assigns, heirs, and personal representatives.

9.8 Assignment. The rights and obligations of the parties hereunder being of a specific and exclusive nature, the rights and obligations hereunder will not be assignable or transferable by either party without the prior written consent of the other party hereto.

9.9 Section Headings. All Section headings in this Agreement have been inserted for convenience only and are not to be construed as part of the Agreement itself.

9.10 Invalid Provision. If any term, covenant, condition or provision of this Agreement is illegal or the application thereof to any person or in any circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, will not be affected thereby, and each term, covenant, condition and provision of this Agreement will be valid and enforceable to the fullest extent provided by law.

9.11 Independent Entities. In the performance of the services to be rendered pursuant to this Agreement, it is mutually understood and agreed that the parties are at all times acting and performing as an independent business entities and not as a joint venturers, partners or employees. The parties acknowledge that each party has independent discretion to make all business judgments relating to the services rendered hereunder, and neither party shall control nor exercise discretion over the manner in which the other party provides services hereunder; provided that each party carries on its professional activities in accordance with currently accepted methods and standards. Neither party shall not have the right or authority to assume or create any obligations, express or implied, on behalf of the other party, or to bind the other party in any way.

IN WITNESS WHEREOF, the parti.es by their duly authorized representatives have executed this Agreement as of the day and year set forth above.

Witnesses

“ZIVO”

ZIVO Bioscience, Inc., a Nevada corporation

By: /s/ Andrew A. Dahl

Andrew A. Dahl

Its: CEO

“NutriQuest”

NutriQuest LLC, an Iowa limited liability company

By: /s/ David Weiss

David Weiss

Its: President